Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

CASELLA WASTE SYSTEMS, INC.,

BLOW BROS. (D/B/A BBI WASTE INDUSTRIES AND BESTWAY DISPOSAL SERVICES),

THE STOCKHOLDERS OF BLOW BROS. (D/B/A BBI WASTE INDUSTRIES AND BESTWAY DISPOSAL SERVICES) NAMED HEREIN,

ARTHUR E. ST. HILAIRE, SOLELY IN HIS CAPACITY AS THE REPRESENTATIVE

AND, FOR THE LIMITED PURPOSES SET FORTH HEREIN AND ON THE SIGNATURE PAGES HERETO,

TRASH LADY, LLC AND TRASH LADY NH, LLC

December 6, 2012

Table of Contents

Page

ARTICLE I PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	Purchase Price	1
1.3	Actions at the Closing	2
1.4	Adjustments Before and After the Closing	3
1.5	True-Up Escrow; Closing Net Working Capital	5
1.6	Escrow Arrangements	6
1.7	Representative	7
1.8	Withholding Obligations	8
1.9	Allocation	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS		9
2.1	Ownership of Company Shares	9
2.2	Litigation	9
2.3	Noncontravention	9
2.4	Broker’s Fees	10
2.5	Investment Representations	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY REGARDING THE COMPANY		11
3.1	Organization, Qualification and Corporate Power	11
3.2	Capitalization	11
3.3	Authorization	12
3.4	Noncontravention	12
3.5	Subsidiaries	13
3.6	Financial Statements	13
3.7	Absence of Certain Changes	14
3.8	Undisclosed Liabilities	14
3.9	Tax Matters	14
3.10	Assets	18
3.11	Owned Real Property	18
3.12	Real Property Leases	20
3.13	Intellectual Property	22
3.14	Inventory	23
3.15	Contracts	23
3.16	Accounts Receivable	25
3.17	Powers of Attorney	25
3.18	Insurance	25
3.19	Litigation	25
3.20	Employees	26
3.21	Employee Benefits	27
3.22	Environmental Matters	31
3.23	Legal Compliance	31

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3.24	Customers and Suppliers	31
3.25	Permits	32
3.26	Certain Business Relationships With Affiliates	32
3.27	Brokers’ Fees	32
3.28	Books and Records	32
3.29	Prepayments, Prebilled Invoices and Deposits	32
3.30	Government Contracts	33
3.31	Disclosure	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		33
4.1	Organization and Corporate Power	33
4.2	Authorization of the Transaction	33
4.3	Noncontravention	34
4.4	Reports and Financial Statements	34

ARTICLE V COVENANTS		35
5.1	Closing Efforts	35
5.2	Governmental and Third-Party Notices and Consents	35
5.3	Operation of Business	35
5.4	Access to Information	37
5.5	Notice of Breaches	37
5.6	Exclusivity	38
5.7	Expenses	38
5.8	Access to Customers and Suppliers	38
5.9	Title Insurance	38
5.10	Surveys	39
5.11	Estoppels	39
5.12	FIRPTA Tax Certificate	40
5.13	Termination of 401(k) Plan	40
5.14	Termination of Employee Benefit Plans	40
5.15	Indebtedness	40
5.16	Transfer of Owned Real Property; Fixtures, Etc. Used by Company	40

ARTICLE VI CONDITIONS TO CLOSING		41
6.1	Conditions to Obligations of the Buyer	41
6.2	Conditions to Obligations of Company and the Sellers	42

ARTICLE VII INDEMNIFICATION		43
7.1	Indemnification by the Sellers	43
7.2	Indemnification Claims	44
7.3	Survival of Representations and Warranties	47
7.4	Limitations	48

ARTICLE VIII TAX MATTERS		49
8.1	Preparation and Filing of Tax Returns; Payment of Taxes	49
8.2	Allocation of Certain Taxes	50
8.3	Cooperation on Tax Matters; Tax Audits	51

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ARTICLE IX POST-CLOSING COVENANTS		51
9.1	Proprietary Information	51
9.2	Solicitation and Hiring	52
9.3	Non-Competition	52
9.4	Agreement Not to Transfer Equity Consideration Shares	53
9.5	Cooperation with Respect to Permits	54
9.6	Cooperation with Respect to certain New Leases	54

ARTICLE X TERMINATION		54
10.1	Termination of Agreement	54
10.2	Effect of Termination	55

ARTICLE XI DEFINITIONS		55

ARTICLE XII MISCELLANEOUS		66
12.1	Press Releases and Announcements	66
12.2	No Third Party Beneficiaries	66
12.3	Entire Agreement	66
12.4	Succession and Assignment	67
12.5	Counterparts and Facsimile Signature	67
12.6	Headings	67
12.7	Notices	67
12.8	Governing Law	68
12.9	Amendments and Waivers	68
12.10	Severability	68
12.11	Submission to Jurisdiction	69
12.12	Construction	69

Exhibits
Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	New Leases
Exhibit B-1, B-2, B-3 and B-4	–	Form of Ground Lease Agreement
Exhibit C	–	Form of Oceanside Right of First Refusal Agreement
Exhibit D	–	Assignment, Collection and Release Agreement
Exhibit 1.5(c)	–	Revenue True-Up and Closing Net Working Capital Illustrations

Disclosure Schedules

Other Schedules
Schedule I	–	Allocation of Purchase Price
Schedule II	–	Estimated Closing Adjustment Items
Schedule 1.5	–	90 Day Accounts Receivables
Schedule 3.20	–	Key Employees
Schedule 6.1(a)	–	Required Waivers, Consents, Notices and Filings

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of December 6, 2012 by and among Casella Waste Systems, Inc., a Delaware corporation (the “Buyer”), Blow Bros. (d/b/a BBI Waste Industries and Bestway Disposal Services), a Maine corporation (the “Company”), the Persons named as sellers on the signature pages attached hereto (each, a “Seller” and, collectively, the “Sellers”), Arthur E. St. Hilaire, solely in his capacity as the representative of the Sellers (the “Representative”) and, for the limited purposes set forth herein and on the signature pages hereto, Trash Lady, LLC, a Maine limited liability company (“Trash Lady ME”), and Trash Lady NH, LLC, a New Hampshire limited liability company (“Trash Lady NH”).

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

INTRODUCTION

A. The Sellers own all of the issued and outstanding Company Shares.

B. Concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement, Trash Lady ME and the Sellers are entering into the Oceanside Right of First Refusal Agreement with the Buyer.

C. The Parties desire to enter into this Agreement pursuant to which each Seller agrees to sell to the Buyer and the Buyer agrees to purchase from each Seller all of the Company Shares owned by such Seller, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration for the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from each Seller, and each Seller shall, severally and not jointly, sell, convey, assign, transfer, and deliver to the Buyer, all of the Company Shares owned by such Seller, free and clear of all Security Interests.

1.2 Purchase Price. Subject to adjustment as provided in Section 1.4 and Section 1.5, the aggregate purchase price to be paid by the Buyer to the Sellers shall consist of the following (the “Purchase Price”):

(a) $20,000,000 in cash (the “Cash Consideration Amount”); and

(b) the Buyer shall issue or cause to be issued an aggregate of 625,000 restricted shares of the Class A Common Stock, par value $0.01 per share, of the Buyer (the “Buyer Shares”) to the Sellers (such shares issued to the Sellers, the “Equity Consideration Shares”). The Equity Consideration Shares are subject to restrictions on transfer set forth in Section 9.4 below.

(c) The Purchase Price shall be allocated among the Sellers in accordance with Schedule I.

1.3 Actions at the Closing.

(a) The Closing shall take place at the offices of Casella Waste Systems, Inc. located at 110 Main Street, Suite 301, Saco, Maine commencing at 2:00 p.m. local time on the Closing Date, or at such other location, time or date as is mutually agreed by the parties. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) Effective on the day preceding the Closing Date but conditioned upon the occurrence of the Closing, the Company shall transfer and assign the accounts receivable identified on Schedule 1.3(b) attached hereto to Trash Lady ME, and the Company and Trash Lady ME shall execute and deliver the Assignment, Collection and Release Agreement.

(c) Immediately prior to the Closing, the Company shall transfer $1,288,883.82 in cash by wire transfer of immediately available funds to one or more accounts designated by Trash Lady ME.

(d) At the Closing:

(i) the Sellers shall deliver to the Buyer the Certificates representing all of the Company Shares held by each Seller, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form satisfactory to the Buyer;

(ii) the Buyer shall pay the Closing Cash Consideration Amount in cash by wire transfer of immediately available funds to one or more accounts designated by the Representative;

(iii) the Buyer shall deliver or cause to be delivered to each Seller in book entry form with Computershare Trust Company, N.A., the Company’s transfer agent, such number of Equity Consideration Shares as is equal to the result obtained by multiplying (A) such Seller’s respective pro rata allocation set forth on Schedule I, by (B) the aggregate Equity Consideration Shares issuable to the Sellers, in each case, rounded down to the nearest whole share. In lieu of any fractional Equity Consideration Shares that such Seller would have otherwise been issued, if any, the Buyer shall pay to such Seller a cash payment equal to (x) the average of the highest and lowest selling price of the Buyer Shares during the five trading days immediately preceding and ending on the trading day that is three trading days prior to the Closing Date, multiplied by (y) the fractional Equity Consideration Shares that such Seller would otherwise be entitled to receive pursuant to this Section 1.3(d)(iii);

(iv) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall deliver to the Escrow Agent the Indemnification Escrow Amount and the True-Up Escrow Amount being placed in escrow on the Closing Date pursuant to Section 1.6;

(v) the Buyer, Trash Lady ME and the Sellers shall execute and deliver the Oceanside Right of First Refusal Agreement;

(vi) the Company shall deliver to the Buyer the Company Certificate;

(vii) the Buyer shall have deliver to the Representative the Buyer Certificate;

(viii) the Company and the Sellers shall deliver (or shall have delivered prior to the Closing) to the Buyer the various certificates, instruments and documents referred to in Section 6.1; and

(ix) the Buyer shall deliver (or shall have delivered prior to the Closing) to the Representative the various certificates, instruments and documents referred to in Section 6.2.

1.4 Adjustments Before and After the Closing. The Purchase Price shall be subject to adjustment as follows:

(a) Not later than five days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, together with all relevant backup materials, in detail reasonably acceptable to the Buyer. Schedule II attached hereto reflects the Closing Adjustment Items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of this Agreement. If within two days following receipt of the Estimated Closing Adjustment Statement, the Buyer has not given the Company notice of its objection to the Estimated Closing Adjustment, the Cash Consideration Amount shall be adjusted as set forth in the Estimated Closing Adjustment Statement. If the Buyer gives such notice of objection, the Company and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Company shall be used to complete the Estimated Closing Adjustment. If the Buyer and the Company are unable to resolve all such disputed issues within three Business Days following Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Buyer.

(b) Not later than 60 days after the Closing Date, the Buyer shall deliver to the Representative the Closing Adjustment Statement. The Closing Adjustment Statement shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).

(c) The Closing Adjustment Statement delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.

(d) In the event that the Representative disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Closing Adjustment Statement. Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Sections 1.4(b) and 1.4(c). In the event of such a dispute, the Buyer and the Representative shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be more than the Buyer’s calculation delivered pursuant to Section 1.4(c) nor less than the Representative’s calculation delivered pursuant to this Section 1.4(d). If the Buyer and the Representative are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within 10 days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA (the “Neutral Accountant”). All determinations and calculations pursuant to this paragraph (d) shall consider only those Closing Adjustment Items as to which the Representative has disagreed, shall be in writing and shall be delivered to the Buyer and the Representative as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.4 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to
Section 1.4(d) shall be shared equally by the Sellers, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Adjustment Statement or the amount of the Closing Adjustment Items that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(f) Immediately upon the expiration of the 30 day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.4, the Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):

(i) If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

(ii) If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Purchase Price shall not be adjusted; and

(iii) If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment (the “Closing Adjustment Surplus”), the Buyer shall deliver 95% of such Closing Adjustment Surplus to the Sellers and 5% of such Closing Adjustment Surplus to the Escrow Agent to be held in escrow as additional Indemnification Escrow Amount pursuant to the Escrow Agreement. The percentage of the Closing Adjustment Surplus, if any, to be distributed to each Seller shall be such Seller’s respective pro rata allocation set forth on Schedule I.

1.5 True-Up Escrow; Closing Net Working Capital. In addition to the adjustments to the Purchase Price set forth in Section 1.4, the Purchase Price shall be subject to further adjustment as follows:

(a) $1,000,000 shall be withheld from the Purchase Price paid by the Buyer at the Closing (the “True-Up Escrow Amount”) and placed in escrow on the Closing Date pursuant to Section 1.6. Within five Business Days following the True-Up Date, the Buyer and the Respresentative shall jointly instruct the Escrow Agent to disburse the True-Up Escrow Fund in accordance with the terms of the Escrow Agreement, subject to the set-offs set forth below:

(i) If the Average Monthly Revenue is less than $1,040,000.00 (the “Guaranteed Monthly Revenue”), then the Buyer shall be entitled to recover from the True-Up Escrow Amount an amount determined by the following formula: (Guaranteed Monthly Revenue – Average Monthly Revenue) x 13.94 (the “Revenue True-Up Adjustment Amount”).

(ii) If the Closing Net Working Capital is less than zero, then the Buyer shall be entitled to recover from the True-Up Escrow Amount, in addition to the amount described in paragraph (i), an amount equal to the amount by which the Closing Net Working Capital is less than zero (the “Net Working Capital Adjustment Amount”).

(iii) If the sum of the Revenue True-Up Adjustment Amount and the Net Working Capital Adjustment Amount exceeds the True-Up Escrow Amount (such excess, the “Excess True-Up Escrow Amount”), then the Buyer shall be entitled to recover the True-Up Escrow Amount in full, and the Sellers promptly shall reimburse the Excess True-Up Escrow Amount to the Buyer by wire transfer of immediately available funds to one or more accounts designated by the Buyer (or, at the option of the Buyer, the Buyer may recover such amount from the Indemnification Escrow Amount), and any recovery in accordance with this Section 1.5(a)(iii) shall be treated as a reduction in the Purchase Price.

(iv) Notwithstanding anything to the contrary set forth herein, after application of the set-offs set forth in
Sections 1.5(a)(i)-(iii) above, any interest or other amounts earned on the True-Up Escrow Amount prior to the date of disbursement thereof in accordance with this Section 1.5 and the Escrow Agreement shall be held in escrow as additional Indemnification Escrow Amount pursuant to the Escrow Agreement.

(b) Subject to Section 1.5(a) above, in the event the Closing Net Working Capital is greater than zero (the “Closing Net Working Capital Surplus”):

(i) if the Revenue True-Up Adjustment Amount is greater than or equal to the True-Up Escrow Amount (the amount by which the Revenue True-Up Adjustment Amount exceeds the True-Up Escrow Amount, the “Revenue True-Up Deficit”), and the Revenue True-Up Deficit is greater than or equal to the Closing Net Working Capital Surplus, the Buyer shall be entitled to retain the Closing Net Working Capital Surplus in full;

(ii) if the Revenue True-Up Adjustment Amount is greater than or equal to the True-Up Escrow Amount and the Revenue True-Up Deficit is less than the Closing Net Working Capital Surplus, (A) the Buyer shall be entitled to retain that portion of the Closing Net Working Capital Surplus equal to the Revenue True-Up Deficit Amount, and (B) the remainder of the Closing Net Working Capital Surplus, if any, shall be delivered to the Sellers in an amount equal to 95% of such remainder and to the Escrow Agent in an amount equal to 5% of such remainder to be held in escrow as additional Indemnification Escrow Amount pursuant to the Escrow Agreement; and

(iii) if the Revenue True-Up Adjustment Amount is less than the True-Up Escrow Amount, the Buyer shall deliver 95% of any Closing Net Working Capital Surplus to the Sellers and 5% of any Closing Net Working Capital Surplus to the Escrow Agent to be held in escrow as additional Indemnification Escrow Amount pursuant to the Escrow Agreement.

The percentage of the Closing Net Working Capital Surplus, if any, to be distributed to each Seller pursuant to this Section 1.5(b) shall be such Seller’s respective pro rata allocation set forth on Schedule I.

(c) Exhibit 1.5(c) attached hereto sets forth illustrations of the operation of this Section 1.5.

1.6 Escrow Arrangements.

(a) On the Closing Date, the Buyer shall deliver to the Escrow Agent the Indemnification Escrow Amount for the purpose of (a) providing security for any adjustment to the amount of the Purchase Price pursuant to Section 1.4 and (b) securing the indemnification obligations of the Sellers and the Company set forth in Article VII.

(b) On the Closing Date, the Buyer shall deliver to the Escrow Agent the True-Up Escrow Amount for the purpose of providing security for any adjustment to the amount of the Purchase Price pursuant to Section 1.5.

(c) Each of the Indemnification Escrow Fund and the True-Up Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. Each of the Indemnification Escrow Fund and the True-Up Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(d) The Sellers, by their execution of this Agreement, hereby approve the Escrow Agreement and of all of the arrangements relating thereto, including the placement of each of the Indemnification Escrow Amount and the True-Up Escrow Amount in the escrow established pursuant to this Section 1.6.

1.7 Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Final Closing Adjustment and the Adjusted Purchase Price, (ii) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby and (iii) the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to this Agreement, the Sellers hereby designate the Representative as their representative, attorney-in-fact and agent.

(b) The Sellers hereby authorize the Representative (i) to make all decisions relating to the determination of the Final Closing Adjustment and the Adjusted Purchase Price pursuant to Section 1.4, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Article VII hereof, (iii) to give and receive all notices required to be given under the Agreement and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement, including the amendment hereof, and/or the Escrow Agreement.

(c) In the event that the Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Sellers (acting by the vote of the Sellers who immediately prior to the Closing held at least a majority of the outstanding Company Shares) shall select another representative to fill the vacancy of the Representative initially chosen by the Sellers, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d) A decision, act, consent, instruction or action of the Representative, including any agreement between the Representative and the Buyer relating to the determination of the Final Closing Adjustment, the Adjusted Purchase Price or the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Article VII hereof, shall constitute a decision, act, consent, instruction or action of all Sellers and shall be binding and conclusive upon each of such Sellers, and the Buyer and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Seller. The Buyer and the Escrow Agent are hereby relieved from any liability to any Seller for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representative.

(e) By his, her or its execution of this Agreement, each Seller agrees that:

(i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Final Closing Adjustment and the Adjusted Purchase Price, the settlement of any claims for indemnification by the Buyer pursuant to Article VII or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

(ii) no Seller shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative;

(iii) the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at Law for any breach of the provisions of this Section 1.7 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 1.7; and

(v) the provisions of this Section 1.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Seller’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

1.8 Withholding Obligations. Each of the Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld by the Buyer, the Company and the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by the Buyer, the Company or the Escrow Agent, as the case may be. The Buyer shall also have the right to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or such other forms relating to United States federal or state withholding obligations as may be applicable or any similar information, from the Sellers.

1.9 Allocation. The Buyer and the Sellers agree to allocate 5% of the Purchase Price to the non-competition covenants set forth in Section 9.3 and the balance of the Purchase Price to the Company Shares in accordance with Schedule I. Except to the extent otherwise required by applicable Laws, the Buyer and the Sellers will make all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with such allocation and will not make any inconsistent statements or adjustments on any returns or during the course of any Tax audit or other proceeding relating to Taxes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally, and not jointly, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct with respect to the applicable Seller as of the date of this Agreement and will be true and correct with respect to such Seller as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II and in Article III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II or Article III, as the case may be.

2.1 Ownership of Company Shares. The Seller holds beneficially and of record all of the Seller’s Company Shares as set forth on Section 2.1 of the Disclosure Schedule, free and clear of any Security Interests (other than restrictions on transfer arising under the Securities Act and state or foreign securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Company Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to all Company Shares owned by the Seller, free and clear of all Security Interests.

2.2 Litigation. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Seller or the transfer, conveyance and sale of the Company Shares to be sold by such Seller to the Buyer pursuant to the terms hereof, and there is no Legal Proceeding which is pending or has been threatened in writing against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that could reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.

2.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or any other agreement contemplated hereby, nor the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will:

(a) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject;

(c) result in the imposition of any Security Interest upon any assets of the Seller; or

(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its respective properties or assets.

Section 2.3 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

2.4 Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.5 Investment Representations.

(a) The Seller is acquiring the Equity Consideration Shares for the Seller’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Equity Consideration Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

(b) The Seller has had such opportunity as the Seller has deemed adequate to obtain from representatives of the Buyer such information as is necessary to permit the Seller to evaluate the merits and risks of the Seller’s investment in the Company, including the Disclosure Statement delivered to the Seller on the date hereof.

(c) The Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Equity Consideration Shares and to make an informed investment decision with respect to such purchase.

(d) The Seller can afford a complete loss of the value of the Equity Consideration Shares, and the Seller is able to bear the economic risk of holding the Equity Consideration Shares for an indefinite period.

(e) The Seller understands and acknowledges that (i) the Equity Consideration Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act (as described further in Section 9.4 below), (ii) the Equity Consideration Shares are subject to restrictions on transfer set forth in Section 9.4 below; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months and even then will not be available unless a public market then exists for the Buyer Shares, adequate information concerning the Buyer is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the SEC with respect to the Equity Consideration Shares, and the Company has no obligation or current intention to register the Equity Consideration Shares under the Securities Act.

(f) A legend substantially in the following form will be placed on the certificate(s) representing the Equity Consideration Shares: “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY REGARDING THE COMPANY

The Sellers severally, and not jointly, and the Company represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the State of Maine. The Company is duly qualified to conduct business and is in corporate and Tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s business or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its articles of incorporation and by-laws (each as amended to date). The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

3.2 Capitalization. The authorized capital stock of the Company consists of 2,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 200 shares were issued and outstanding, and 1,800 shares were held in the treasury of the Company. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all stockholders of the Company, indicating the number and class or series of shares of capital stock of the Company held by each stockholder and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible. No subscription, warrant, option, convertible security or other rights (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company are authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

3.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and the performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and all other agreements contemplated hereby have been, or will be as of the Closing Date, duly and validly executed and delivered by the Company and constitutes, or will constitute, upon its execution and delivery by the Company, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4 Noncontravention. Neither the execution and delivery by the Company of this Agreement or any other agreement contemplated hereby, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the articles of incorporation or by-laws of the Company, each as amended or restated to date;

(b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of the assets of the Company are subject;

(d) result in the imposition of any Security Interest upon any assets of the Company; or

(e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

3.5 Subsidiaries. The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.6 Financial Statements.

(a) The Company has provided to the Buyer the reviewed consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011, unreviewed consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of each of the months ended January through September 2012, and the Most Recent Balance Sheet and the unreviewed consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months ended as of the Most Recent Balance Sheet Date (collectively, the “Financial Statements”).

(b) The Financial Statements (i) comply as to form in all respects with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements).

(c) Each of the Financial Statements fairly presents the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unreviewed interim financial statements are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material in amount or effect) and do not include footnotes.

(d) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. Section 3.6(d) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(e) Section 3.6(e) of the Disclosure Schedule lists, and the Company has delivered to the Buyer, copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company. Section 3.6(e) of the Disclosure Schedule lists all non-audit services performed by Ouellette & Associates, P.A., the Company’s current accountant (“Ouellette & Associates”) for the Company.

(f) The Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.6(f) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(g) Ouellette & Associates is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.7 Absence of Certain Changes. Since December 31, 2011, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in Section 5.3.

3.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.8(a) of the Disclosure Schedule, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are listed in Section 3.8(b) of the Disclosure Schedule and (c) contractual liabilities which are not required by GAAP to be reflected on a balance sheet. Section 3.8(c) of the Disclosure Schedule sets forth, as of the date hereof, (i) a specific list of the Company’s Indebtedness immediately prior to the Closing, which such list includes the creditor and aggregate amount outstanding (including interest accrued on such principal balance and prepayment penalties, if any) and (ii) all liens and Security Interests on or affecting any of the Company’s property or assets.

3.9 Tax Matters.

(a) The Company has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has properly paid on a timely basis all Taxes, whether or not shown on any of their respective Tax Returns, that were due and payable. All Taxes that the Company is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party.

(b) The unpaid Taxes of the Company for periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Company of its operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.

(c) The Company is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company does not have any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period). The Company is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.9(d) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(e) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(f) The Company is not a party to any Tax litigation. The Company is not and has never been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has never engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law.

(g) There are (and immediately following the Closing there will be) no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

(j) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(k) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign, state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(l) The Company has not undergone a change in its method of accounting resulting in an adjustment to its Taxable income pursuant to Section 481 of the Code. The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company currently utilizes the accrual method of accounting for income Tax purposes, and such method of accounting has not changed in the past five (5) years.

(m) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(n) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

(o) Schedule 3.9(o) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(p) The Company (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has not made an entity classification (“check-the-box”) election under Section 7701, (iii) is not and has never been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q) The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code.

(r) To the Knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) The Company has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Company and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(t) The Company does not have any actual or potential liability under the escheat Laws or any other Laws of any jurisdiction relating to abandoned property.

(u) The Company is not bound by any Tax Indemnity, Tax sharing or Tax allocation agreement.

(v) No holder of shares of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(w) The Company has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 at all times since 1987 and the Company will be an S corporation up to and including the day before the Closing Date.

(x) Section 3.9(x) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company and a Governmental Entity.

(y) The Company does not have and has never had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(z) The Company does not have and has never had an account or any other interest in a bank or other financial institution located outside of the United States.

3.10 Assets.

(a) The Company is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used (except to the extent such tangible assets are owned by the Company and used solely for spare parts in the Ordinary Course of Business).

(b) Section 3.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date and (ii) all other assets of a tangible nature (other than inventories) of the Company.

(c) Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

3.11 Owned Real Property. Section 3.11 of the Disclosure Schedule lists the property address, legal description and owner of all of all real property the Company owns or has ever owned (whether or not subject to a New Lease). With respect to each piece of Owned Real Property:

(a) Trash Lady ME or Trash Lady NH, as applicable, has good and clear record and marketable title to such Owned Real Property as set forth on Section 3.11 of the Disclosure Schedule, insurable by a recognized national title insurance company at standard rates, free and clear of any Security Interest, easement, environmental lien or other lien, environmental use restriction, covenant or other restriction or other encumbrance, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property;

(b) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property, (ii) pending or, to the Knowledge of the Company, threatened litigation or administrative actions relating to such Owned Real Property, or (iii) other matters affecting adversely the use, occupancy or value thereof;

(c) the legal description for such Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately; the Owned Real Property, including the buildings and improvements thereon may be used as of right under, and is in compliance with, applicable zoning and land use Laws, building codes and other municipal or governmental requirements for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning Laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(d) there are no leases, subleases, licenses or agreements, written or unwritten, granting to any party or parties (other than the Company) the right of use or occupancy of any portion of such Owned Real Property;

(e) there are no outstanding options or rights of first refusal to purchase or lease such Owned Real Property, or any portion thereof or interest therein;

(f) all facilities located on such Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the use of such Owned Real Property and in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Owned Real Property;

(g) such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such property;

(h) the Company has not received notice of, and to the Knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property;

(i) the improvements constructed on such Owned Real Property are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, as applicable, and all mechanical and utility systems servicing such improvements, as applicable, are in good condition and proper working order, free of material defects;

(j) such Owned Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement,

(ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. No building or other improvement not included in such Owned Real Property relies on any part of such Owned Real Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such Owned Real Property is assessed by local property assessors as a Tax parcel or parcels separate from all other Tax parcels; and

(k) the Company has delivered to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, soils, environmental assessment and similar reports.

3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases (except for any unwritten Lease, in which case, Section 3.12 of the Disclosure Schedule sets forth all material terms and provisions of such unwritten Lease). The real property leased, subleased, licensed or otherwise occupied pursuant to the Leases is referred to herein as the “Leased Real Property”. The Company does not now and has never leased, subleased, licensed or otherwise occupied any real estate other than the Owned Real Property and the Leased Real Property. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company and, to the Company’s Knowledge, against each other party thereto;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) none of the Company or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the Company has not assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease or Leased Property;

(f) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities, in each case, from adjacent public roads abutting the Leased Property;

(g) the Company has no Knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company of the property subject thereto;

(h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company;

(i) the Company is not obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease;

(j) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease;

(k) the landlord under each of the Leases has good and clear record and marketable title to such Leased Real Property, and the Company has good and clear record and marketable leasehold title to the Leased Real Property, in each case insurable by a recognized national title insurance company at standard rates, free and clear of any Security Interest, easement, environmental lien or other lien, environmental use restriction, covenant or other restriction or other encumbrance, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Leased Real Property; provided, that neither the Leased Real Property nor the Lease are subject to a Security Interest.

(l) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Leased Real Property or any Lease, (ii) pending or, to the Knowledge of the Company, threatened litigation or administrative actions relating to such Leased Real Property and Leases or (iii) other matters affecting adversely the Intended Uses, occupancy or value thereof;

(m) the legal description for such Leased Real Property contained in the Lease thereof describes such Leased Real Property fully and adequately; the Leased Real Property, including the buildings and improvements located thereon, leased thereunder or used in connection therewith, may be used as of right under, and is in compliance with, applicable zoning and land use Laws, building codes and other municipal or governmental requirements for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning Laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such Leased Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(n) there are no outstanding options or rights of first refusal to purchase, lease or take and assignment or sublease of or under such Lease or Leased Real Property, or any portion thereof or interest therein;

(o) such Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such property;

(p) the Company has not received notice of, and to the Knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Leased Real Property;

(q) the improvements constructed on such Leased Real Property are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, as applicable, and all mechanical and utility systems servicing such improvements, as applicable, are in good condition and proper working order, free of material defects;

(r) such Leased Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of the Lease. No building or other improvement not included in such Leased Real Property relies on any part of such Leased Real Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such Leased Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other Tax parcels; and

(s) the Company has delivered to the Buyer complete and accurate copies of all of the following materials relating to such Leased Real Property: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Leased Real Property; surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, soils, environmental assessment and similar reports.

3.13 Intellectual Property. Section 3.13 of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and has the right to use all other intellectual property used by it pursuant to valid and enforceable license agreements listed on Section 3.13 of the Disclosure Schedule. To the Knowledge of the Company, no activity undertaken by the Company with respect to the business of the Company, as such business has been conducted, is conducted or is currently contemplated to be conducted by the Company, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any third party.

3.14 Inventory. Other than general office supplies, the Company does not maintain any inventory.

3.15 Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists the following agreements (written or oral (provided that
Section 3.15(a) of the Disclosure Schedule sets forth all material terms and provisions of any such oral agreement)) to which the Company is a party as of the date of this Agreement:

(i) any Customer Contracts;

(ii) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than 12 months;

(iii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or have agreed to purchase a minimum quantity of goods or services (including airspace) or have agreed to purchase goods or services (including airspace) exclusively from a certain party;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v) any agreement with Oceanside or any equityholder or other Affiliates thereof;

(vi) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which the Company has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vii) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(viii) any agreement concerning exclusivity, confidentiality, noncompetition or non-solicitation;

(ix) any employment or consulting agreement;

(x) any severance (or agreement that includes provisions for the payment of severance), “stay pay,” retention, termination or similar agreement with any officer or other employee;

(xi) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(xii) any agreement involving any current or former officer, director, stockholder, manager or member of the Company or an Affiliate thereof;

(xiii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xiv) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xv) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company, the Buyer or any subsidiary of the Buyer as currently conducted and as currently proposed to be conducted;

(xvi) any agreement under which the Company is restricted from selling its products or providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xvii) any agreement for the acquisition by the Company of any operating business or the capital stock of any other person;

(xviii) any agreement (i) for Indebtedness of the Company or (ii) pursuant to which there are liens or Security Interests on or affecting any of the Company’s property or assets, in each case, including any such agreement to which the Company is a party or bound prior to the consummation of the transactions contemplated by this Agreement; and

(xix) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in
Section 3.12, Section 3.13 and Section 3.15(a) of the Disclosure Schedule (each, a “Contract” and, collectively, the “Contracts”). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such agreement.

(c) The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.15(a) of the Disclosure Schedule under the terms of Section 3.15(a). The Company is not a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

3.16 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.16 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

3.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.18 Insurance. Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. All claims eligible to be asserted by the Company under any such policy have been asserted on a timely basis. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments, and Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.

3.20 Employees.

(a) Section 3.20(a)(i) of the Disclosure Schedule contains a list of all employees of the Company, along with the position, location, and hourly, overtime, and/or salary rate of compensation of each such person, estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of any such leave). Section 3.20(a)(ii) of the Disclosure Schedule contains a list of all employees of the Company who are a party to an agreement containing non-competition and/or non-solicitation obligations, copies of such agreements have previously been delivered to the Buyer, and such agreements will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.20(a)(iii) of the Disclosure Schedule contains a list of all employees of the Company who are working in the United States but are not citizens or lawful permanent residents of the United States, and for each, the basis of his or her employment authorization and the expiration of such authorization. To the Knowledge of the Company, no Key Employee or group of employees has any plans to terminate employment with the Company or not to continue employment with the Buyer. The Company is in compliance with all applicable Laws relating to the hiring, employment, and termination of employees, including all Laws respecting labor, employment, employment discrimination, terms and conditions of employment, wages and hours, employee classification, workers’ compensation, the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, and occupational safety and health requirements. To the Knowledge of the Company, there are no pending or threatened investigations, claims, charges, suits, legal actions, matters or litigations with any court, the IRS, Department of Labor, Pension Benefit Guarantee Company, or any state Taxing authority, state unemployment insurance agency, or any other state or federal agency.

(b) There are no amounts of compensation outstanding (including bonuses, vacation pay and other liabilities accrued through the date hereof) to any employee or former employee of the Company (other than accrued amounts representing salary or bonus entitlements due for the current pay period or for the reimbursement of legitimate business expenses).

(c) The Company is not a party to or bound by any union contract or collective bargaining agreement, and there are no union contracts or collective bargaining agreements being negotiated by the Company. The Company has not experienced any strikes, slowdowns, lockouts, work stoppages, grievances, claims of unfair labor practices or other collective bargaining disputes, nor are any such disputes pending or threatened. The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification), either currently or within the past two years, by or on behalf of any labor union or works council with respect to employees of the Company.

(d) Except as set forth on Section 3.20(d) of the Disclosure Schedule, none of the Company, any director, officer, manager or other Key Employee of the Company, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

(e) All persons employed by the Company are employees at will and are employed such that the Company may lawfully terminate their employment at any time, with or without cause, without any severance or other continuing payment or benefit obligations, and without creating any cause of action against the Company or otherwise giving rise to any liability of the Company for wrongful discharge, breach of contract or tort or any other similar cause of action at Law or in equity.

(f) The Company is not a party to any agreement with any current or former employee that provides for the payment of compensation or severance in the event of a change in control of the Company.

(g) Section 3.20(g) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by the Company, along with each such Person’s date of retention and rate of remuneration, and a description of the services each such Person provides for the Company. None of such consultants or independent contractors is a party to a written agreement or contract with the Company. Each person whom the Company has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of the Company under the Code, the Fair Labor Standards Act, and all applicable state Laws, including state wage and unemployment insurance Laws. The Company has fully and accurately reported the compensation of their consultants and independent contractors on IRS Forms 1099 or other applicable Tax forms for independent contractors.

(h) The Company has not incurred, and no circumstances exist under which the Company could incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(i) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have there been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.

(j) Section 3.20(j) of the Disclosure Schedule contains a complete and accurate list of (A) all of the Company’s written employee handbooks, employment manuals, employment policies, and affirmative action plans, and (B) written summaries of all unwritten employment policies and practices.

(k) The Company has not triggered and will not trigger, at any time from the date that is 90 days immediately preceding the date of this Agreement and continuing through the Closing Date, any obligations under any applicable plant closing and/or mass layoff Law.

3.21 Employee Benefits.

(a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past five years, (vi) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vii) any written or electronic communications from or to the Internal Revenue Service, the United States Department of Labor (“DOL”) or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been delivered to the Buyer. All Company Plans comply with all applicable Law.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability to the Company. No Company Plan is, or within the last three calendar years has been, the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies. Each Company Plan is in compliance with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e) Neither the Company nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. The Company does not have any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h) All group health plans of the Company and any ERISA Affiliate comply in all respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other applicable Laws. Neither the Company nor any ERISA Affiliate has any liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor. No Company Plan provides health care continuation coverage beyond termination of employment, except to COBRA qualified beneficiaries at their own, and not at the Company’s, expense. No Person (or any beneficiary of such Person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing. Each group health plan subject to PPACA is grandfathered.

(i) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Buyer, the Company, any ERISA Affiliate or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(j) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limits such action. The investment vehicles used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(l) Section 3.21(l) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer, member, manager, other employee or contractor of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer, member, manager, other employee or contractor; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code without regard to Section 280G(b)(4); and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(m) Section 3.21(m) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(n) Section 3.21(n) of the Disclosure Schedule sets forth all bonuses earned by the Company’s employees through the Closing Date that are expected to be accrued on the Closing Adjustment Statement but unpaid as of the Closing Date.

(o) There are no loans or extensions of credit from the Company or any ERISA Affiliate to any employee of or independent contractor to the Company.

(p) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company.

(q) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or on any Company Stockholder.

(r) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

3.22 Environmental Matters.

(a) The Company is currently, and at all times since January 1, 2007 has been, in compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) The Company does not have any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity or third party entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 3.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company has no Knowledge of any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

3.23 Legal Compliance. The Company is currently conducting, and has at all times since January 1, 2007 conducted, its business in material compliance with each applicable Law of any federal, state, local or foreign government, or any Governmental Entity. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.

3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets forth a list of (a) all of the customers of the Company during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date, (b) the amount of revenues accounted for by each such customer that accounted for more than 1% of the revenues of the Company during each such period (such customers, each a “Major Customer” and, collectively, the “Major Customers”) and (c) each supplier that is the sole supplier of any significant product or service to the Company. No Major Customer or any such supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Company. The Company has good relations with its customers. No unfilled customer order or commitment obligating the Company to provide or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.25 Permits. Section 3.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property). Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect, the Company is in compliance with the terms of each such Permit, and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

3.26 Certain Business Relationships With Affiliates. No Affiliate of the Company or Oceanside (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company or (d) is a party to any contract or other arrangement (written or oral) with the Company. Section 3.26 of the Disclosure Schedule describes any transactions or relationships between the Company, on the one hand, and any Affiliate thereof, on the other hand, which occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.27 Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.28 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting of the Company. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 3.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

3.29 Prepayments, Prebilled Invoices and Deposits.

(a) Section 3.29(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company as of the date of this Agreement from customers for products to be shipped, services to be performed or other benefits to be provided, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company.

(b) Section 3.29(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company.

3.30 Government Contracts. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). To the Knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

3.31 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its respective obligations hereunder and thereunder. The execution and delivery by the Buyer of this

Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities Laws, the Exchange Act and to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body, neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer (in each case, as amended and/or restated to date);

(b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity;

(c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of the Buyer’s assets is subject; or

(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of the properties or assets of the Buyer.

4.4 Reports and Financial Statements. The Buyer has previously delivered to the Company and the Sellers complete and accurate copies, as amended or supplemented, of the Buyer’s prospectus dated October 30, 1997, as filed with the SEC, as supplemented by all reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since the end of the Buyer’s most recent fiscal year (such reports are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since the end of the Buyer’s most recent fiscal year, and no event has occurred which requires the filing prior to the date hereof of any other Buyer Report which has not been filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements, if any, of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein and (iv) are consistent with the books and records of the Buyer.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.

5.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as required to be listed in the Disclosure Schedule, all in form and substance reasonably acceptable to the Buyer.

5.3 Operation of Business.

(a) Except as contemplated by this Agreement or as otherwise set forth in Section 5.3 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article X hereof (the “Pre-Closing Period”), the Company shall conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization and keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

(b) Without limiting the generality of Section 5.3(a), during the Pre-Closing Period, the Company shall not without the written consent of the Buyer:

(i) issue or sell any stock or other securities of the Company or any options, warrants or other rights to acquire any such stock or other securities;

(ii) split, combine or reclassify any shares of its capital stock;

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iv) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(v) enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.21(l) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.21(l) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants; amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; or take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(vi) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(vii) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(viii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(ix) amend its certificate of incorporation, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(x) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(xi) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new Tax election or change any current election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of the Company, as applicable, with respect to the treatment of items on such Tax Returns; incur any material liability for Taxes other than in the Ordinary Course of Business, or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;

(xii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in
Section 3.12 or Section 3.15(a) of the Disclosure Schedule;

(xiii) make or commit to make any capital expenditure in excess of $300,000 in the aggregate;

(xiv) institute or settle any Legal Proceeding;

(xv) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue at the Closing or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied;

(xvi) fail to take any action necessary to preserve the validity of any Permit; or

(xvii) agree in writing or otherwise to take any of the foregoing actions.

5.4 Access to Information. During the Pre-Closing Period, upon reasonable advance notice, the Company shall permit representatives of the Buyer to have full access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company or to alert the Company’s non-executive employees as to the reason for such access) to all premises, properties, financial, Tax and accounting records (including the work papers of each Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company for the purpose of performing such inspections and tests as the Buyer deem necessary or appropriate.

5.5 Notice of Breaches.

(a) During the Pre-Closing Period, the Company and the Sellers shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company or the Sellers in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Sellers supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

5.6 Exclusivity.

(a) During the Pre-Closing Period, the Sellers and the Company shall not, and the Sellers and the Company shall require each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or the Company Shares to any party (other than the Buyer or its representatives) or (iii) engage in discussions or negotiations or enter in any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

(b) The Sellers and the Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Sellers and the Company are terminating such discussions or negotiations. If any Seller or the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Seller and the Company shall, within one Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.7 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees, expenses and other obligations (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby, and the Company will prior to the Closing pay all fees, expenses and other obligations (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby (provided, however, that the Company Transaction Expenses shall be paid by the Sellers). Each Seller shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Company Shares owned by such Seller.

5.8 Access to Customers and Suppliers. The Company shall, if requested by the Buyer, introduce the Buyer to customers and suppliers of the Company for the purpose of facilitating the post-Closing integration of the Company and its businesses into that of the Buyer.

5.9 Title Insurance.

(a) With respect to each parcel of real estate to be covered by a New Lease and which Section 3.12 of the Disclosure Schedule indicates is a property for which a title insurance policy is to be procured, the Company shall, at the Company’s sole cost and expense, procure, prior to the Closing, the following title insurance commitments, policies and riders: an ALTA Leasehold Owner’s Policy of Title Insurance-1987 (or equivalent policy reasonably acceptable to the Buyer if the real property is located in a state in which an ALTA Leasehold Owner’s Policy of Title Insurance-1987 is not available) issued by a title insurer reasonably satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Buyer) in such amount as the Buyer reasonably may determine (taking into account all factors relevant to the Buyer, including the revenue produced by the leased property, the time cost of money (using prevailing interest rates) and other factors such as whether the fair market rental value of the premises exceeds the stipulated consideration in such New Lease, whether the tenant has any option to renew or extend, whether the tenant owns any improvements located on the premises, whether the tenant is permitted to sublease, and whether the tenant would owe any amount under such New Lease if evicted), insuring title to the leasehold estate to be in the Buyer as of the Closing or such later date as the applicable notice of Lease with respect to such Lease is record in the applicable land records (subject only to the title exceptions described in Section 3.12 of the Disclosure Schedule and in all events not subject or subordinate to any monetary liens). To facilitate the issuance of such policies, the Company will deliver to the Buyer, no later than 14 days prior to the Closing, a commitment for such insurance issued by the title insurer, along with legible copies of all documents listed as exceptions therein.

(b) Each title insurance policy obtained under Section 5.9(a) shall: (i) insure title to the real property and all recorded easements benefiting such real property, (ii) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or the equivalent thereof), (iv) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered pursuant to Section 5.10 with respect to such property, (v) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (vi) contain an endorsement that electricity, water, gas, sewer and other utilities serve the real property described in the title insurance policy directly from an adjacent public street, (vii) if the real property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another, and (viii) contain a “non-imputation” endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed “facts known to the insured” for purposes of the policy.

5.10 Surveys. With respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, the Company shall procure, at the Company’s sole cost and expense, no later than 14 days prior to the Closing, a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements and other matters of record, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads. Such survey shall not disclose any survey defect or encroachment from or onto the real property or any easements which has not been cured or insured over to the Buyer’s reasonable satisfaction prior to the Closing.

5.11 Estoppels. With respect to each Lease, the Company shall procure prior to Closing an estoppel certificate from the landlord or other counterparty thereto, in form and substance reasonably acceptable to Buyer, certifying that the Lease is in full force and effect, and has not been amended or modified, the date through which rent and all other monetary obligations have been paid, and the amount thereof, that no party thereunder is in default thereunder, that to its knowledge no fact or circumstance exists which could give rise to such a default, the remaining term of the Lease and any extension or early termination options (and whether any of the same have been exercised), the rental rates, that the Lease will continue in full force and effect, unmodified, following the transaction contemplated herein, and such other matters as Buyer may reasonably request following its review of the Lease. No estoppel certificate will be considered acceptable or delivered unless it is consistent in all material respects with the information contained in the Lease and the Disclosure Schedule.

5.12 FIRPTA Tax Certificate. Prior to the Closing, (a) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (b) each of the Sellers shall deliver to the Buyer certifications that they are not foreign Persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or certifications described above on or before the Closing Date, the Buyer or the Escrow Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

5.13 Termination of 401(k) Plan. Prior to the Closing, the Company shall terminate any and all Company Plans intended to qualify under Section 401(k) of the Code, or any successor statute, effective not later than the day immediately preceding the Closing Date. Upon the termination of such plans pursuant to this Section 5.13, the Company shall provide the Buyer with evidence that such 401(k) plans have been terminated pursuant to resolution of the Company’s board of directors not later than the day immediately preceding the Closing Date.

5.14 Termination of Employee Benefit Plans. Upon the Buyer’s written request, prior to the Closing, the Company shall terminate any and all Company Plans as the Buyer may request with any such requested termination to be effective on the date determined by the Buyer.

5.15 Indebtedness. Prior to the Closing, the Company shall satisfy, eliminate or cause to be paid all Indebtedness of the Company, except as set forth on Section 5.15 of the Disclosure Schedule.

5.16 Transfer of Owned Real Property; Fixtures, Etc. Used by Company.

(a) Effective not later than the day immediately preceding the Closing Date, at the Sellers’ sole cost and expense (including all transfer Taxes and recording fees), the Company shall: (i) transfer the Owned Real Property to Trash Lady ME and Trash Lady NH as set forth on Section 5.16 of the Disclosure Schedule, in each case, without any representations or warranties from the Company; (ii) Trash Lady ME and Trash Lady NH shall have assumed the Indebtedness set forth on Section 5.15 of the Disclosure Schedule; and (iii) the Company shall have obtained full releases and indemnities from such transferees with respect to such Owned Real Property, any liabilities related thereto and the assumption of Indebtedness related thereto, in each case, in form and substance acceptable to the Buyer.

(b) Notwithstanding anything to the contrary set forth in the transfer documents effecting the transactions contemplated by Section 5.16(a), the Company, the Sellers, Trash Lady ME and Trash Lady NH hereby acknowledge and agree that all fixtures, equipment and other similar items of personal property used by the Company in the conduct of its businesses as presently conducted and as presently proposed to be conducted

(the “Retained Fixtures”) shall remain property of the Company upon the consummation of the transfers set forth in Section 5.16(a). At the Buyer’s request, the Sellers and each of Trash Lady ME and Trash Lady NH, as applicable, shall execute an instrument in recordable form clarifying the Company’s continued ownership of the Retained Fixtures.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices listed on Schedule 6.1(a), in form and substance reasonably acceptable to the Buyer;

(b) the representations and warranties of the Sellers, the representations and warranties of the Company set forth in the first and second sentence of Section 3.1, in Section 3.2 and in Section 3.3 and any other representations and warranties of the Sellers and the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c) the Company and the Sellers shall have performed or complied with in all material respects their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or could reasonably be expected in the future to have, a Company Material Adverse Effect;

(e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction could reasonably (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transactions or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(f) the Company shall have procured at its own expense and delivered to the Buyer all of the title insurance commitments, policies and riders and real estate surveys referred to in Sections 5.9 and 5.10;

(g) the Company shall have provided to the Buyer the estoppel certificates set forth in Section 5.11, and the same shall have been delivered in compliance with such section;

(h) effective not later than the day immediately preceding the Closing Date, the Owned Real Property shall have been transferred in accordance with Section 5.16;

(i) the Company shall cause to be fully executed and delivered to the Buyer each of the New Leases (other than the New Lease in the form attached as Exhibit B-4), along with (A) a termination of each existing lease or occupancy agreement affecting the real property subject to such New Lease, if applicable, and (B) a notice or memorandum of each New Lease (in statutory and customary recordable form acceptable to the Buyer) providing constructive record notice of each New Lease;

(j) effective not later than the day immediately preceding the Closing Date, the Trash Lady Interests shall have been transferred from the Company, at the Sellers’ sole cost and expense (including all transfer Taxes and filing fees) to the Sellers;

(k) the Company shall have delivered to the Buyer Tax good standing certificates for each of the following jurisdictions: Maine and New Hampshire;

(l) the Company shall have undertaken, in accordance with all applicable Laws including the Fair Credit Reporting Act and any state analogs, motor vehicle background checks of all of its employees, and shall have advised the Buyer in writing at least 14 days prior to the Closing Date of any employees whose driving records make them ineligible for employment with the Buyer, pursuant to guidelines to be provided by the Buyer to the Company;

(m) the Sellers shall have complied with all applicable state Tax Law statutes requiring notification to a Governmental Entity of the proposed transaction and shall have obtained and delivered to the Buyer such waivers, certificates or other documentation sufficient to relieve the Buyer from any liability under such statutes;

(n) in accordance with the terms and conditions of the Credit Agreement, (A) the Buyer shall have satisfied each of the conditions set forth in the First Amendment to Credit Agreement, including Annex 3 thereof, and (B) the Administrative Agent and the requisite Credit Agreement Lenders shall have consented to the consummation of the transactions contemplated by this Agreement; and

(o) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as the Buyer shall reasonably request in connection with the Closing.

6.2 Conditions to Obligations of Company and the Sellers. The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Representative:

(a) the representations and warranties of the Buyer set forth in the first and second sentences of Section 4.1 and in Section 4.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement;

(b) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing; and

(c) the Representative shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Sellers. The Sellers shall, jointly and severally (except as otherwise provided in clauses (a), (c) and (e) below), indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of any Seller contained in this Agreement or any other agreement or instrument furnished by such Seller to the Buyer pursuant to this Agreement (with respect to which such Seller shall be solely liable for such indemnification obligation);

(b) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(c) any failure to perform any covenant or agreement of any Seller contained in this Agreement or any other agreement or instrument furnished by such Seller to the Buyer or the Company pursuant to or in connection with this Agreement (with respect to which such Seller shall be solely liable for such indemnification obligation; provided that the Sellers shall, jointly and severally, be liable for such indemnification obligation with respect to the failure of Trash Lady ME or Trash Lady NH to perform any such covenant or agreement);

(d) any failure to perform any covenant or agreement of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(e) any failure of any Seller to have good, valid and marketable title to the Company Shares issued in the name of such Seller, free and clear of all Security Interests (with respect to which such Seller shall be solely liable for such indemnification obligation);

(f) any claim by a stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive any of the Purchase Price, if any, to which such Person is entitled pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or by-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

(g) any claim for fraud or a Knowing Misrepresentation arising in connection with the transactions contemplated by this Agreement;

(h) any Litigation Matter;

(i) any Environmental Matters (including any and all “costs of response” and “damages” to “natural resources,” as those terms are defined under CERCLA, any and all costs to correct or remedy any failure to comply with applicable Environmental Law as of the Closing Date); or

(j) any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) arising from or related to the Owned Real Property (other than obligations expressly undertaken by the Company under the New Leases).

7.2 Indemnification Claims.

(a) The Buyer shall give written notification to the Representative of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Representative shall relieve the Sellers of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided, that (i) the Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Sellers that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VII, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Indemnification Escrow Fund, and (C) in the determination of the Buyer, an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Representative may not assume control of the defense of any Third Party Action involving criminal or Tax liability, or which involves any Permit, or in which equitable relief is sought against the Buyer or any of its subsidiaries. If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 7.2(a) or (ii) the Representative assumes control of such defense and the Buyer reasonably concludes that the Sellers and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Sellers nor the Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Buyer shall not be required if the Representative, on behalf of all of the Sellers, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer and its Affiliates from further liability and has no other adverse effect on the Buyer or its Affiliates. Except as provided in Section 7.2(f) below, the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, the Buyer shall deliver a Claim Notice to the Representative.

(c) Within 20 days after delivery of a Claim Notice, the Representative shall deliver to the Buyer a Response, in which the Representative, on behalf of all of the Sellers, shall: (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by payment or by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Indemnification Escrow Fund an amount in cash equal to the Claimed Amount, (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by payment or by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Indemnification Escrow Fund an amount in cash equal to the Agreed Amount), or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. The Representative may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VII. If no Response is delivered by the Representative within such 20-day period, the Sellers shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Representative and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Representative and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Representative and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.2(e) shall become effective with respect to such Dispute. The provisions of this Section 7.2(d) shall not obligate the Representative and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a court of competent jurisdiction, in accordance with Section 12.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Indemnification Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 7.2(d), the Buyer and the Representative agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) and the Maine Uniform Arbitration Statute (Maine Revised Statutes §5927, et seq.) in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. In the event of any conflict between the Commercial Rules in effect from time to time and the Maine Uniform Arbitration Statute, the provisions of the Statute shall prevail and be controlling.

(ii) Either party shall commence the arbitration by filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) The arbitration hearings shall be in Portland, Maine.

(v) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.2(e), or (y) address or resolve any issue not submitted by the parties or (z) grant injunctive relief, specific performance or other equitable relief.

(vi) Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 12.11).

(vii) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Sellers.

(f) Notwithstanding the other provisions of this Section 7.2, if a third party asserts (other than by means of a lawsuit) that the Buyer or the Company is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VII, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative or the Sellers, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Representative, on the behalf of the Sellers, to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

(g) The Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Sellers under this Article VII. The Representative shall have no liability to any Sellers for any action taken or omitted on behalf of the Sellers pursuant to this
Article VII.

7.3 Survival of Representations and Warranties.

(a) Unless otherwise specified in this Section 7.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until 60 days after the expiration of the applicable statute of limitations; provided, however, that except for claims based on fraud or a Knowing Misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 7.1(b) shall expire on the twelve month anniversary of the Closing; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.12, 3.13, 3.20, 3.21, 3.22 and 3.27 (the “Fundamental Representations”) shall survive indefinitely, other than Sections 3.9, 3.13 and 3.21, which shall survive until 60 days after the expiration of the applicable statute of limitations.

(b) If the Buyer delivers to the Representative, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representative. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.4 Limitations.

(a) Except for (i) claims based on fraud or Knowing Misrepresentation and (ii) claims based on a breach of any of the Fundamental Representations, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under Section 7.1(b) from any Seller. Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Seller (other than on account of Sections 7.1(a), 7.1(c) or 7.1(e)) unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement.

(b) Notwithstanding anything to the contrary herein, except for claims based on fraud or a Knowing Misrepresentation, claims related to Taxes, claims arising under Sections 7.1(i)-(j) and claims arising under Article IX, the aggregate liability of each Seller for Damages under this Article VII shall not exceed the amount of the Purchase Price such Seller is entitled to receive pursuant to this Agreement.

(c) No Seller shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(d) Except with respect to claims based on fraud or a Knowing Misrepresentation, claims arising under Article IX, and claims for specific performance and other equitable relief, after the Closing, the rights of the Buyer under this Article VII shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or any Seller contained in this Agreement.

(e) Any payments made to a Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Adjusted Purchase Price for Tax purposes to the extent permitted by Law.

(f) For purposes of this Article VII, the terms “material,” “materially”, “materiality”, “Material Adverse Effect” and other similar qualifications shall be disregarded and deemed not be included in any representation or warranty of the Company or the Sellers.

ARTICLE VIII

TAX MATTERS

8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Sellers, at their expense, (i) shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date (ii) shall prepare or cause to be prepared all Tax Returns for the Company required to be filed after the Closing Date for all periods that end on or before the Closing Date, provided, however, that in the case of both clauses (i) and (ii), the content of such Tax Returns shall be subject to the approval of the Buyer in its sole discretion. The Sellers shall provide the Buyer with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may be reasonably requested by the Buyer) at least 20 days prior to the filing due date for each such Tax Return in the case of federal and state income Tax Returns and the New Hampshire Business Enterprise Tax Return and at least five days prior to the filing due date for all other Tax Returns. The Sellers shall deliver to the Buyer at least five days prior to the payment due date, all payments associated with all such Tax Returns to the extent such Taxes are attributable (as determined under Section 8.2 hereof) to periods ending (or deemed pursuant to Section 8.2(b) to end) on or before the Closing Date and, to the extent such Taxes are not accounted for in a reduction of the Purchase Price, shall promptly reimburse the Buyer for the amount of such Taxes paid by the Buyer or the Company.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Sellers shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of the Company for any period ending (or deemed pursuant to Section 8.2(b) to end) on or before the Closing Date.

(c) To the extent permissible under applicable Law, any Tax Return to be prepared and filed for Taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return.

(d) The Sellers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement, including the transfers required by Section 6.1(h) and Section 6.1(j).

8.2 Allocation of Certain Taxes.

(a) The Buyer and the Sellers agree that if the Company is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a Taxable period, the Buyer and the Sellers shall treat such day as the last day of a Taxable period.

(b) Subject to Section 8.1, any Taxes for a Taxable period beginning before and ending after the Closing Date shall be paid by the Buyer or its Affiliates and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) the New Hampshire Business Enterprise Tax, the amount which would be payable if the taxable year ended on the day before the Closing Date, (ii) in the case of payroll Taxes, and Taxes imposed in connection with any sale or other transfer or assignment of property, including all sales, use and transfer Taxes, other than Taxes described in Section 8.1(d), the amount that would be payable if the Taxable year ended on the Closing Date, and (iii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.1, each portion of such period shall be deemed to be a Taxable period (whether or not it is in fact a Taxable period). Transactions that occur on the Closing Date but before the Closing and that are not incurred in the Ordinary Course of Business of the Company shall be considered to be attributable to the period that ends on the day before the Closing Date, and the Sellers agree to report and to cause to be reported all transactions not in the Ordinary Course of Business occurring on the Closing Date but before the Closing as occurring at the end of the prior day. Transactions that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company shall be considered to be attributable to the period that commences on the day following the Closing Date. The Buyer agrees to report and to cause to be reported all transactions not in the Ordinary Course of Business occurring on the Closing Date but after the Closing as occurring at the beginning of the following day.

(c) If the Company is entitled to a refund or credit of income Taxes for any period ending prior to the Closing Date that is attributable to the carryback of losses, credits or similar items of the Company from any period beginning on or after the Closing Date, and if the refund or credit is paid to the Sellers or any of their respective Affiliates, the Sellers shall pay to the Buyer the amount of such refund or credit promptly after receipt, together with any interest or other amount received in connection therewith.

(d) For the avoidance of doubt the Sellers shall be responsible for all Taxes allocated to them under this Article VIII (including Section 8.1(d)) to the extent such Taxes are not accounted for in a reduction of the Purchase Price and shall reimburse the Buyer or the Company to the extent such Taxes are paid by the Buyer or the Company.

8.3 Cooperation on Tax Matters; Tax Audits.

(a) The Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyer and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Buyer shall have the right, at its own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any Taxable period with respect to the Company; provided that, with respect to (i) any state, local or foreign Taxes for any Taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Sellers to become obligated to make any payment pursuant to Section 8.1(a) hereof, the Buyer shall consult with the Representative with respect to the resolution of any issue that would affect the Sellers, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Representative, such consent not to be unreasonably withheld. Where consent to a settlement is withheld by the Representative pursuant to this Section 8.3(b), the Sellers may continue or initiate any further proceedings at their own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Representative not withheld his consent and any resolution of an issue will not result in a change in accounting method for Tax purposes without the Buyer’s consent.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Proprietary Information.

(a) From and after the Closing, the Sellers and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company that provides the Company or the Buyer with a competitive advantage (or that could be used to the disadvantage of the Company or the Buyer by a Competitive Business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: (i) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (ii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company or the Buyer; (iii) sales proposals, demonstrations systems, sales material; (iv) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Sellers can demonstrate (A) is generally available to the public (other than as a result of a disclosure by a Seller) or (B) was disclosed to the Sellers by a third party under no obligation to keep such information confidential. Notwithstanding the foregoing, the Sellers shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Sellers shall use best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

(b) Each Seller agrees that the remedy at Law for any breach of this Section 9.1 would be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.1.

9.2 Solicitation and Hiring. For a period of six years after the Closing Date, none of the Sellers shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer, the Company or any of their respective Affiliates or (b) hire, attempt to hire, employ or use in any subcontracting arrangement any Restricted Employee; provided that, subject to Section 9.3, this clause (b) shall not apply to (i) any Restricted Employee (other than any Key Employee) whose employment with the Buyer or an Affiliate of the Buyer has been terminated for a period of six months or longer or (ii) any Key Employee whose employment with the Buyer or an Affiliate of the Buyer has been terminated for a period of eighteen months or longer.

9.3 Non-Competition.

(a) For a period of six years after the Closing Date, none of the Sellers shall (other than in his capacity as an employee of the Buyer or any of its respective Affiliates), either directly or indirectly (including through an Affiliate) as a stockholder, lender, investor, employer, joint venturer, partner, member, manager, consultant, employee, subcontractor, independent contractor or otherwise, within 150 miles from any location out of which the Buyer or its Affiliates operates or provides services as of the Closing Date (the “Geographic Area”):

(i) engage in, operate or establish (A) any aspect of the business of the Company as such business has been conducted or had on the Closing Date been planned to be conducted by the Company or (B) any aspect of the business of Buyer or its Affiliates as such business has been conducted;

(ii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Company or any of its subsidiaries on the Closing Date, or had been a client, customer or account of the Company or any of its subsidiaries within the three-year period prior to the Closing Date; or

(iii) acquire, invest in, own or otherwise hold, directly or indirectly, any authorized capital stock of Oceanside other than the Oceanside Shares issued and outstanding and held by Trash Lady ME on the date hereof, provided that such investment and ownership in the Oceanside Shares shall remain a passive investment.

(b) Each of the Sellers acknowledges being represented by and having consulted with counsel prior to entering into this Agreement, and each of the Parties agrees that the duration and geographic scope of the non-competition provision set forth in this Section 9.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the Parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state within the Geographic Area. Each of the Parties agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(c) The Sellers acknowledge that their ownership of Company Shares represents a substantial interest in the Company and each Seller intends to transfer to the Buyer the goodwill reflected in the Company Shares owned by such Seller. The Sellers further acknowledge that the Buyer would not enter into this Agreement but for the restrictions in this Section 9.3.

(d) If a Seller violates the terms of this Section 9.3, such Seller shall continue to be bound by the restrictions set forth herein until a period of three years has expired without any violations of this Section 9.3.

9.4 AGREEMENT NOT TO TRANSFER EQUITY CONSIDERATION SHARES.

(a) Lockup. Each Seller hereby agrees that it will not, without the prior written consent of the Buyer, during the period commencing on Closing Date and ending on the date l80 days thereafter, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Consideration Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Consideration Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Consideration Shares or other securities, in cash or otherwise.

(b) Restrictions on Transfer. Each Seller hereby agrees and acknowledges that no Equity Consideration Shares can be sold or transferred unless either (i) such Equity Consideration Shares have ceased to be “restricted securities” within the meaning of Rule 144 under the Securities Act or (ii) the Buyer shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Buyer, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act. The Equity Consideration Shares shall cease to be “restricted securities” for purposes of the Securities Act (x) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as (A) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date the Equity Consideration Shares were acquired from the Buyer or an affiliate of the Company and (B) the Equity Consideration Shares become eligible for sale under Rule 144(b)(1)(i) under the Securities Act. Each Seller understands that the Buyer has no obligation or present intention to file a registration statement with respect to the Equity Consideration Shares.

9.5 Cooperation with Respect to Permits. From and after the Closing, each of the Sellers and their respective Affiliates shall cooperate with the Buyer and its Affiliates with respect to the preparation and filing of any and all Permits (including modifications, extensions, renewals or transfers thereof) as the Buyer or its Affiliates may request in connection with the transactions contemplated by this Agreement. Such cooperation shall include providing such information within such Seller’s possession requested by the Buyer or its Affiliates as is relevant to preparation or filing of any and all Permits (including modifications, extensions, renewals or transfers thereof) and forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to such Permits.

9.6 Cooperation with Respect to certain New Leases. From and after the Closing, each of the Sellers and their respective Affiliates shall use its Reasonable Best Efforts to cooperate with, assist and otherwise aid the Buyer and its Affiliates in to order cause to be fully executed and delivered to the Buyer, as soon as reasonably practicable after the Closing, the New Lease in substantially the form attached hereto as Exhibit B-4, along with (A) a termination of each existing lease or occupancy agreement affecting the real property subject to such New Lease, if applicable, and (B) a notice or memorandum of such New Lease (in statutory and customary recordable form acceptable to the Buyer) providing constructive record notice of such New Lease.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by written consent among the Buyer, the Company and the Representative;

(b) the Buyer may terminate this Agreement by giving written notice to the Company and the Representative (on behalf of the Sellers) in the event any Seller or the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b), (c), (d) or (e) of Section 6.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company and the Representative (on behalf of the Sellers) may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) and (b) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company and the Representative to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Company and the Representative if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e) the Company and the Representative (on behalf of the Sellers) may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by any Seller or the Company of any representation, warranty or covenant contained in this Agreement);

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement or for breaches of Section 5.6).

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall have the meaning set forth in Section 7.2(e).

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.4(f).

“Administrative Agent” shall mean Bank of America, N.A.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act. For the avoidance of doubt, Trash Lady ME and Trash Lady NH shall each be deemed an Affiliate of the Company and the Sellers for purposes of this Agreement.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Arbitrator” shall mean a single arbitrator selected by the Buyer and the Representative (on behalf of the Sellers) in accordance with the Commercial Rules.

“Average Monthly Revenue” shall mean the amount equal to the True-Up Revenue divided by three.

“Assignment, Collection and Release Agreement” shall mean the Assignment, Collection and Release Agreement in the form attached hereto as Exhibit D by and between the Company and Trash Lady ME.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“Buyer Reports” shall have the meaning set forth in Section 4.4.

“Buyer Shares” shall have the meaning set forth in Section 1.2(b).

“Cash Consideration Amount” shall have the meaning set forth in Section 1.2(a).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” shall mean stock certificates for Company Shares or, as applicable, a notarized affidavit of loss with respect thereto.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Buyer is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer.

“Close of Business” shall mean, with respect to a Business Day, 5:00 p.m. Boston, Massachusetts time.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” shall mean (a) the Company Transaction Expenses, (b) the Employee Amount and (c) any Indebtedness outstanding at the Closing.

“Closing Adjustment Statement” shall mean the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.4 hereof.

“Closing Adjustment Surplus” shall have the meaning set forth in Section 1.4(f)(iii).

“Closing Cash Consideration Amount” shall mean an amount equal to the Cash Consideration Amount less the Estimated Closing Adjustment and less the Indemnification Escrow Amount and True-Up Escrow Amount.

“Closing Date” shall mean the date two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any documents set forth in Section 1.3) or such other date as may be mutually agreeable to the Parties.

“Closing Net Working Capital” shall mean, as of the Closing Date, the Company’s consolidated current assets less the Company’s consolidated current liabilities (deferred revenue will include short term and long term portions) as of the Closing (each determined in accordance with GAAP, consistently applied with the Financial Statements); provided, however, that for purposes hereof, any accounts receivables that are uncollected as of the end of the True-Up Period shall be valued at zero. Closing Net Working Capital shall not include (a) cash and cash equivalents (but shall include, as a liability, any outstanding checks), (b) current and deferred Tax assets and liabilities and (c) any accounts receivables that are set forth on Schedule 1.5 attached hereto and transferred to Trash Lady ME pursuant to the Assignment, Collection and Release Agreement. For the avoidance of doubt, Company Transaction Expenses, the Employee Amount and Indebtedness shall not be included in Closing Net Working Capital.

“Closing Net Working Capital Surplus” shall have the meaning set forth in Section 1.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President of the Company, to the effect that each of the conditions specified in clauses (a) through (m) and (o) of Section 6.1 is satisfied in all respects.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company (b) the ability of the Buyer to operate the business of the Company immediately after the Closing or (c) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer’s financial statements or filings made with the SEC as they relate to the business or operations previously conducted by the Company. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of or relating to any current or former employee or independent contractor of the Company.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Shares” shall mean the shares of common stock, no par value per share, of the Company.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Closing.

“Company Transaction Expenses” shall mean any Taxes arising in connection with the transfers set forth in Sections 6.1(h) and (j) and any and all fees, expenses and other obligations unpaid as of the Closing (whether or not due and payable as of the Closing) and incurred by the Company in connection with the transactions contemplated by this Agreement.

“Competitive Business” shall mean any business or other activity that, directly or indirectly, provides one or more third parties with products, services or solutions for solid waste and septic waste, recycling and resource management (including to residential, commercial, municipal or industrial customers) in the areas of solid waste and liquid waste collection, transfer, disposal, recycling and organics services.

“Contract” shall have the meaning set forth in Section 3.15(b).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Credit Agreement Lenders” shall mean each of the lenders listed on the signature pages to the Credit Agreement.

“Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of March 18, 2011, as amended or restated from time to time, by and among the Buyer, the Buyer’s subsidiaries listed on Schedule 1 thereto, the Administrative Agent and the Credit Agreement Lenders, as such agreement may be amended and in effect from time to time.

“Customer Contracts” shall mean any contracts, agreements, instruments or understandings with the Company’s customers.

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Representative as set forth in Section 7.2(e).

“Disclosure Schedule” shall mean the disclosure schedules provided by the Sellers and the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Disclosure Statement” shall mean a written information statement, which includes a summary of this Agreement.

“Dispute” shall mean the dispute resulting if the Representative in a Response disputes the liability of the Sellers for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.4(d).

“DOL” shall have the meaning set forth in Section 3.21(a).

“Employee Amount” shall mean the aggregate amount payable to employees of the Company pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company, in each case, payable solely as a result of the transactions contemplated by this Agreement.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, change in control benefits, disability benefits, deferred compensation, bonuses, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-termination compensation, and all employment agreements providing for terms of compensation.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Environmental Matters” shall mean any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law and (ii) any liability or obligation arising from the presence of, release or threatened release of, or exposure of persons or property to, Materials of Environmental Concern. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Consideration Shares” shall have the meaning set forth in Section 1.2(b).

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wilmington Trust, National Association, a national banking association.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit A by and among the Buyer, the Representative and the Escrow Agent.

“Estimated Closing Adjustment” shall mean the sum of the Closing Adjustment Items estimated as of the Closing Date pursuant to the Estimated Closing Adjustment Statement in accordance with the provisions of Section 1.4.

“Estimated Closing Adjustment Statement” shall have the meaning set forth in Section 1.4(a).

“Excess True-Up Escrow Amount” shall have the meaning set forth in Section 1.5(a)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Final Closing Adjustment” shall mean the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 1.4.

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“First Amendment to Credit Agreement” shall mean that certain First Amendment to Amended and Restated Credit Agreement and Consent, dated as of April 27, 2012, by and among the Buyer, the Buyer’s subsidiaries, the Administrative Agent and the lenders listed on the signature pages thereto.

“Fundamental Representations” shall have the meaning set forth in Section 7.3(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Geographic Area” shall have the meaning set forth in Section 9.3(a).

“Governmental Entity” shall mean any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency acting under the authority of the federal or any state, local or foreign government.

“Guaranteed Monthly Revenue” shall have the meaning set forth in Section 1.5(a)(i).

“Indebtedness” with respect to any Person shall mean (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto (including non-compete covenants), other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Indemnification Escrow Amount” shall mean $1,000,000 of the Cash Consideration Amount deposited in escrow pursuant to Section 1.6.

“Indemnification Escrow Fund” shall mean the Indemnification Escrow Amount held and disposed of in accordance with the terms of the Escrow Agreement, together with (a) any additional amounts deposited in escrow pursuant to Section 1.4(f)(iii) and (b) any interest thereon.

“Intellectual Property” shall mean the following subsisting throughout the world: (a) Trademarks and all goodwill in the Trademarks; (b) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; and (c) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” shall mean registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.

“Intended Uses” shall mean the operations of the Company as currently conducted and as currently proposed to be conducted.

“Key Employees” shall mean each of the persons employed by the Company and identified on Schedule 3.20 attached hereto.

“Knowing Misrepresentation” shall mean that, to the actual knowledge of any of the Sellers, such representation or warranty was incorrect when made.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the knowledge of any of the Sellers. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.

“Law” shall mean any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease, license or other occupancy agreement, as amended to date, whether written or unwritten, pursuant to which the Company leases or subleases from another party or otherwise occupies any real property. For the avoidance of doubt, the term Lease shall include the Operating Agreements and the New Leases.

“Leased Real Property” shall have the meaning set forth in Section 3.12.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Litigation Matter” shall mean any Legal Proceedings set forth in Section 3.19 of the Disclosure Schedule.

“Major Customer” shall have the meaning set forth in Section 3.24.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unreviewed consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 31, 2012.

“Net Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.5(a)(ii).

“Neutral Accountant” shall have the meaning set forth in Section 1.4(d).

“New Leases” shall mean the ground leases in the forms attached hereto as Exhibits B-1, B-2, B-3 and B-4 with respect to the Company’s business conducted in (i) Old Orchard Beach, Maine, (ii) Belmont, New Hampshire, (iii) Hermon, Maine and (iv) Brentwood, New Hampshire, respectively, which the Company shall deliver to the Buyer on or prior to the Closing for each parcel specified on Exhibit B.

“Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Oceanside” shall mean Oceanside Rubbish, Inc., a Maine corporation.

“Oceanside Right of First Refusal Agreement” shall mean the Right of First Refusal Agreement in the form attached hereto as Exhibit C by and between the Buyer and Trash Lady ME.

“Oceanside Shares” shall mean the 340 shares Oceanside’s common stock, no par value, held by Trash Lady ME as of the date of this Agreement, as adjusted to reflect any stock dividend, split, combination or other recapitalization affecting such shares after the date of this Agreement.

“Operating Agreement” shall mean the operating agreements, as amended from time to time, between the Company and each of the following cities or municipalities: (i) the City of Concord, New Hampshire (including the lease attached as Exhibit B thereto); (ii) the Town of Raymond, New Hampshire; and (iii) the Town of Dayton, Maine.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Ouellette & Associates” shall have the meaning set forth in Section 3.6(e).

“Outside Date” shall mean the Close of Business on December 31, 2012.

“Owned Real Property” shall mean each parcel of real estate set forth on Section 3.11 of the Disclosure Schedule.

“Parties” shall mean the Buyer, the Company, the Sellers and Arthur E. St. Hilaire, solely in his capacity as the Representative.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“PPACA” shall have the meaning set forth in Section 3.21(h).

“Pre-Closing Period” shall have the meaning set forth in Section 5.3(a).

“Proprietary Information” shall have the meaning set forth in Section 9.1(a).

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 7.2(c).

“Restricted Employee” shall mean any person who either (i) was an employee of the Buyer or any of its Affiliates on either the date of this Agreement or the Closing Date or (ii) was an employee of the Company on either the date of this Agreement or the Closing Date. For the avoidance of doubt, a Restricted Employee shall include any Key Employee.

“Retained Fixtures” shall have the meaning set forth in Section 5.16(b).

“Revenue True-Up Adjustment Amount” shall have the meaning set forth in Section 1.5(a)(i).

“Revenue True-Up Deficit” shall have the meaning set forth in Section 1.5(b)(i).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement; provided that each of Trash Lady ME and Trash Lady NH shall be deemed a Seller for purposes of Section 7.1(c), Section 7.2, Section 7.3 and Section 7.4.

“Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

“Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, disability, registration, recording, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign governmental entity, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by Law, by contract, or otherwise.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by the Buyer or the Sellers under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Trash Lady Interests” shall mean the membership interests of the Company in Trash Lady ME.

“Trash Lady ME” shall have the meaning set forth in the first paragraph of this Agreement.

“Trash Lady NH” shall have the meaning set forth in the first paragraph of this Agreement.

“True-Up Date” shall mean 120 days after the Closing Date.

“True-Up Escrow Amount” shall have the meaning set forth in Section 1.5(a).

“True-Up Escrow Fund” shall mean the True-Up Escrow Amount held and disposed of in accordance with the terms of the Escrow Agreement, together with any interest thereon.

“True-Up Period” shall mean the 90-day period following the Closing Date.

“True-Up Revenue” shall mean the gross revenue recognized by the Buyer pursuant to the Customer Contracts during the True-Up Period.

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Announcements. No Party shall issue any press release or public announcements relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case, the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 12.1 following the Closing Date.

12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto; provided, that the Buyer may assign some or all of its rights, interests and obligations hereunder to one or more Affiliates of the Buyer without prior written approval of any Party hereto.

12.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed by facsimile or by an electronic PDF delivered by electronic mail.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) one Business Day after it is sent (a) for next Business Day delivery via a reputable nationwide overnight courier service or (b) via facsimile or other electronic transmission, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as such facsimile or electronic transmission by certified mail, return receipt requested or (ii) four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the intended recipient as set forth below or on the signature pages hereto:

If to the Buyer:	Copy to:
Casella Waste Systems, Inc. 25 Greens Hill Lane Rutland, Vermont 05701 Email: david.schmitt@casella.com Fax: (802) 770-5030 Attention: David Schmitt, General Counsel	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Email: jeff.stein@wilmerhale.com Fax: (617) 526-5000 Attention: Jeffrey A. Stein, Esq.

If to the Company:	Copy to:
Blow Bros. One Vallee Lane Old Orchard Beach, Maine 04064 Email: Archiept@gwi.net Fax: (207) 934-7184 Attention: Arthur E. St. Hilaire, Personal and Confidential	Smith & Elliott, P.A. P.O. Box 1179 Saco, Maine 04072 Email: dordway@sesg.com Attention: David R. Ordway, Esq.

If to the Sellers:	Copy to:
Arthur E. St. Hilaire 288 Ferry Road Saco, Maine 04072 Email: Archiept@gwi.net Facsimile: (207) 934-7184 Attention: Representative	Smith & Elliott, P.A. P.O. Box 1179 Saco, Maine 04072 Email: dordway@sesg.com Attention: David R. Ordway, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration Law or procedure arising hereunder) shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

12.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Maine in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided, in each case, that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7; provided that nothing in this Section 12.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

12.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d) When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall mean that such information was delivered to the Buyer or its counsel, in each case, not less than two Business Days prior to the date of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

CASELLA WASTE SYSTEMS, INC.

By:	/s/ John W. Casella
Name:	John W. Casella
Title:	Chief Executive Officer

COMPANY:

BLOW BROS. (D/B/A BBI WASTE INDUSTRIES AND BESTWAY DISPOSAL SERVICES)

By:	/s/ Arthur E. St. Hilaire
Name:	Arthur E. St. Hilaire
Title:	President

REPRESENTATIVE,
solely in his capacity as the Representative:

/s/ Arthur E. St. Hilaire
Name: Arthur E. St. Hilaire

[Signature Page to Stock Purchase Agreement]

SELLERS:

/s/ Kenneth C. Blow
Kenneth C. Blow

/s/ Arthur E. St. Hilaire
Arthur E. St. Hilaire

/s/ Paul A. St. Hilaire
Paul A. St. Hilaire

/s/ James D. Blow
James D. Blow

/s/ Dale A. Blow
Dale A. Blow

/s/ Jon M. Blow
Jon M. Blow

/s/ Steven J. Blow
Steven J. Blow

[Signature Page to Stock Purchase Agreement]

Trash Lady ME and Trash Lady NH have executed this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 5.16, Section 7.1(c), Section 7.2, Section 7.3, Section 7.4 and Article XII.

TRASH LADY, LLC

/s/ Arthur E. St. Hilaire
Name: Arthur E. St. Hilaire
Title: Manager

Address:
P.O. Box E
Old Orchard Beach, Maine 04064

TRASH LADY NH, LLC

/s/ Arthur E. St. Hilaire
Name: Arthur E. St. Hilaire
Title: Manager

Address:
P.O. Box E
Old Orchard Beach, Maine 04064

[Signature Page to Stock Purchase Agreement]

Schedule I

Allocation of Purchase Price

Stockholder	Number of Company Shares	Pro Rata Allocation
Arthur E. St. Hilaire	50	25.00%
Paul A. St. Hilaire	50	25.00%
Kenneth C. Blow	20	10.00%
James D. Blow	20	10.00%
Steven J. Blow	20	10.00%
Jon M. Blow	20	10.00%
Dale A. Blow	20	10.00%

Total	200	100.00%

Schedule II

Estimated Closing Adjustment Items

Item	Estimated Amount as of December 6, 2012
Company Transaction Expenses
Taxes	$—
Legal fees	$—
Accounting fees	$—
Expenses	$—

Total estimated Company Transaction Expenses	$—
Employee Amount	$—
Indebtedness outstanding at the Closing(1)	$1,265,729.57

Estimated Closing Adjustment	$1,265,729.57
Cash Consideration Amount	$20,000,000.00
Estimated Closing Adjustment	$1,265,729.57
Indemnification Escrow Amount	$1,000,000.00
Estimated Closing Adjustment	$1,000,000.00

Closing Cash Consideration Amount	$16,734,270.43

(1)	Amount includes aggregate per diem amounts for period of one day after Closing.

Schedule 1.5

90 Day Accounts Receivables

Schedule 3.20

Key Employees

1.	Arthur E. St. Hilaire

2.	Paul A. St. Hilaire

3.	Kenneth C. Blow

4.	James D. Blow

5.	Steven J. Blow

Schedule 6.1(a)

Required Waivers, Consents, Notices and Filings

1.	None.